Exhibit 10.12

CAPSTONE TURBINE CORPORATION
CHANGE OF CONTROL SEVERANCE PLAN

Amended and Restated March 17, 2005

Capstone Turbine Company (the “Company”) established the Capstone Turbine Corporation Change in Control Severance Plan (the “Plan”) effective April 24, 2002 for the purpose of retaining its key executives by assuring them of adequate severance pay in the event of a change in the control of the Company. As authorized by its board of directors, the Company desires to amend the Plan, effective March 17, 2005, to: (1) modify the period for a Change of Control via a contested Board election to the first date within any period of 18 consecutive months or less on which there is effected a change in the composition of the Board from 12 months, and (2) to modify the Involuntary Termination language to provide that even if an individual consents to a change in position, compensation or location (as such items are used in the Involuntary Termination language) following a Change of Control, for a trial period of six months following such consent an individual may revoke his or her consent, thereby creating an Involuntary Termination. If the trial period extends beyond 12 months from the Change in Control event, the Executive will have the option for the remainder of the trial period to revoke his or her consent and, if so revoked, to be eligible for the Change of Control benefits as provided herein.

ELIGIBILITY

Eligibility in the Plan is limited to the executive officers or employees of the Company who are designated to participate in the Plan by the Company’s board of directors (the “Board”) from time to time. Each officer or employee who is so designated as eligible to participate in the Plan is referred to hereinafter as an “Executive.” Executives may be added or deleted based on Board approval; provided that, only such Board approvals which have been received prior to the consummation of the applicable Change of Control shall be effective as to the addition or deletion of Executives.

SEVERANCE BENEFITS

In the event that an Executive is Involuntarily Terminated within 12 months of a Change of Control (as such terms are defined herein) or within the Trial Period (as hereinafter defined), even if such Trial Period extends beyond 12 months of a Change of Control, such Executive shall be entitled to receive from the Company an amount equal to such Executive’s annual base salary plus the cash incentive compensation paid for the year in which the effective date for the Change in Control occurs (such amount, the “Salary”). The Salary shall be paid in one lump sum on the date such Executive was Involuntarily Terminated (the “Termination Date”). Pursuant to COBRA, the Company shall continue such Executive Officer’s health care coverage as under the Company’s medical and dental plans. The Company will pay for such coverage until 12 months after the Termination Date. Thereafter, such Executive shall be eligible to continue such coverage at his or her own expense for the remainder of his or her applicable COBRA continuation period. As used herein, the term “Involuntarily Terminated” shall mean the termination of an Executive’s service by reason of:

     1. involuntary dismissal or discharge by the Company for reasons other than Misconduct (as defined below), or

     2. voluntary resignation following (A) a change in position with the Company or a reduction in his or her level of responsibility, (B) any reduction in his or her level of compensation (including base salary, fringe benefits, participation in any plans and target bonuses under any corporate-performance based bonus or incentive programs) or (C) a relocation of such individual’s place of employment by more than 50 miles, provided and only if such change, reduction or relocation is effected without the individual’s consent. In the event that an individual consents to such change, the individual enters a trial period (the “Trial Period”) of six months from the date of consent. At any time during the Trial Period an individual may revoke his or her consent and meet the conditions of a voluntary resignation following a change as stated in (A), (B), or (C) above, without the individual’s consent.

As used herein, “Misconduct” shall mean the commission of any act of fraud, embezzlement, theft or dishonesty by such individual, any unauthorized use or disclosure by such individual of confidential information or trade secrets of the Company (or any parent or subsidiary thereof), or any other intentional misconduct by such individual adversely affecting the business or affairs of the Company (or any parent or subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any parent or subsidiary) may consider as grounds for the dismissal or discharge of any Executive.

CHANGE OF CONTROL

For the purposes of this severance plan, the term “Change in Control” means any of the following:

     1. the successful acquisition by a person or related group of persons, (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a transaction or series of related transactions which the Board does not at any time recommend the Company’s stockholders to accept or approve;

     2. the first date within any period of 18 consecutive months or less on which there is effected a change in the composition of the Company’s Board such that a majority of the Board ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been members of the Company’s Board continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board;

     3. a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

     4. the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company;

     5. any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger; or

     6. the issuance by the Company to a single person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities (determined after such issuance) in a single transaction or a series of related transactions.

SUMMARY OF PLAN INFORMATION

The information in this section is intended to answer general questions regarding the operation of the Plan.

Except for those responsibilities specifically reserved to the Board herein, the Plan is administered by the “Administrator.” The Administrator is the committee of officers or Board members designated from time to time by the Company to administer the Plan. In the absence of such designation, the Company shall be the Administrator. The Administrator may delegate any of its duties or authorities to any person or entity. The Administrator has absolute discretion to make all decisions under the Plan, including making determinations about eligibility for and the amounts of benefits payable under the Plan and interpreting all Plan provisions. All decisions of the Administrator are final, binding and conclusive. If a Change in Control occurs, as determined by the Administrator in its discretion, the Administrator shall consist of a committee of the individuals who were the chief executive officer of the Company, the chief financial officer of the Company and the senior human resources officer of the Company immediately prior to the Change in Control.

How to Make a Claim for Benefits

If severance benefits are not automatically paid upon a payment event, an Executive may file a request for benefits in writing with the “Administrator” (as defined in this section). Failure to timely submit an application for benefits in writing, as specified in Section 5, will result in a loss of Plan benefits. You may not assign your benefits. Any attempted assignment is void.

If an individual’s claim for Benefits is denied, the Administrator will furnish written notice of denial to the individual (“Claimant”) within 90 days of the date the claim is received, unless special circumstances require an extension of time for processing the claim. This extension will not exceed 90 days, and the Claimant must receive written notice stating the grounds for the extension and the length of the extension within the initial 90-day review period. If the Administrator does not provide written notice, the Claimant may deem the claim denied and seek review according to the appeals procedures set forth below.

     1. The notice of denial to the Claimant shall state:

(a)	The specific reasons for the denial;

(b)	Specific references to pertinent provisions of the Plan on which the denial was based;

(c)	A description of any additional material or information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed;

(d)	A statement that the Claimant may request a review upon written application to the Administrator, review pertinent Plan documents, and submit issues and comments in writing and that any appeal that the Claimant wishes to make of the adverse determination must be in writing to the Administrator within 60 days after the Claimant receives notice of denial of benefits; and

(e)	The name and address of the Administrator to which the Claimant may forward an appeal. The notice may state that failure to appeal the action to the Administrator in writing within the 60-day period will render the determination final, binding and conclusive.

     2. If the Claimant appeals to the Administrator, the Claimant or his or her authorized representative may submit in writing whatever issues and comments he or she believes to be pertinent. The Administrator shall reexamine all facts related to the appeal and make a final determination of whether the denial of benefits is justified under the circumstances. The Administrator shall advise the Claimant in writing of:

(a)	The Administrator’s decision on appeal.

(b)	The specific reasons for the decision.

(c)	The specific provisions of the Plan on which the decision is based.

Notice of the Administrator’s decision shall be given within 60 days of the Claimant’s written request for review, unless additional time is required due to special circumstances. In no event shall the Administrator render a decision on an appeal later than 120 days after receiving a request for a review.

Plan Amendment or Termination

The Company may terminate or amend the Plan in its sole discretion at any time prior to a Change in Control by a written amendment that is authorized by the Company. However, once a Change in Control occurs, or upon the execution of a letter of intent or definitive agreement for the Company to engage in a transaction that will result in a Change in Control, (i) no amendment or termination will be effective with respect to an Executive unless he or she receives 30 days written notice of such amendment and consents thereto in writing after consultation with legal counsel, (ii) the identity of the Administrator may not be changed by an amendment without the express written consent of a majority of individuals who are or will become eligible to receive benefits hereunder as a result of the Change in Control.

The Company’s authorization of an amendment must be evidenced by one of the following: (1) a resolution of the board of directors; (2) execution of the amendment by the Company’s chief executive officer, president or secretary; or (3) ratification of the amendment by either a resolution of the board of directors or written confirmation of ratification by the chief executive officer, president or secretary. Notice of any amendment must be provided to or made available to the Administrator. Oral amendments and modifications of this Plan are not effective. All amendments and modifications must be in writing and signed as provided above to be effective.

Additional Information

Benefits are paid out of the general assets of the Company. The Company may, in its discretion establish a “grantor trust” to fund the payment of Benefits. Otherwise, this Plan does not give an Executive any rights to any particular assets of the Company. Cash amounts paid under a severance plan are generally considered taxable income to the recipient.

ERISA Rights

Participant in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, all Plan documents, including insurance contracts, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

•	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under this Plan or from exercising your rights under ERISA. If a claim for a Benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, and you have exhausted all administrative remedies provided herein and ERISA, you may file suit in a federal court. If it should happen that Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

Summary of Plan Information

Name of Plan:	Capstone Turbine Corporation Change in Control Severance Plan

Company Address:	Capstone Turbine Corporation
21211 Nordhoff Street
Chatsworth, CA 91311

Who Pays for the Plan:	The cost of the Plan is paid entirely by the Company.

The Company’s Employer Identification No.: 95-4180883

Plan Number: 510

Plan Year: January 1 to December 31

Plan Administrator:	Administrator of the Change in Control Severance Plan
c/o Sharon Faltemier
Capstone Turbine Corporation
21211 Nordhoff Street
Chatsworth, CA 91311

(818) 734-5300

Agent for Service of Legal Process on the Plan: Chief executive officer of the Company or the Plan Administrator.

     IN WITNESS WHEREOF, Capstone Turbine Corporation, acting through the undersigned authorized representative, has executed this Plan on the 20th day of March, 2005, to be effective as of March 17, 2005.

CAPSTONE TURBINE CORPORATION

By:	/s/ Karen Clark

Its:	Secretary to the Board